Exhibit 99.1

Contact:
Marshall Ames
Investor Relations
Lennar Corporation
(305) 485-2092

FOR IMMEDIATE RELEASE

Lennar Reports Record Results for Third Quarter 2005

Financial Highlights

Third Quarter

•	Revenues from continuing operations of $3.5 billion - up 27%

•	EPS from continuing operations of $2.06 - up 51%

•	Homebuilding operating earnings of $552.6 million - up 48%

•	Gross margin % on home sales of 26.3% - up 340 basis points

•	Financial services operating earnings from continuing operations of $34.9 million - up 52%

•	Homebuilding debt to total capital of 37.1%

•	New orders of 11,614 - up 24%

•	Backlog dollar value of $8.1 billion - up 33%

2005 / 2006 Goals

•	Fiscal 2005 EPS goal from continuing operations increased to $8.10 from $7.80 ($7.97 - including $0.13 per share charge on the redemption of the Company’s 9.95% senior notes)

•	Fiscal 2006 EPS goal of $9.25

Miami, September 26, 2005 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported earnings for its third quarter ended August 31, 2005. Third quarter net earnings from continuing operations in 2005 were $337.3 million, or $2.06 per share diluted, compared to net earnings from continuing operations of $225.0 million, or $1.36 per share diluted, in 2004.

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Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, “Our strong performance reflects the continued strength of the homebuilding market along with our intense focus on our homebuilding process. We exceeded our home delivery target through increased conversion of homes in backlog combined with a 340 basis point increase in gross margin percentage.”

Mr. Miller continued, “New home sales activity continued to point to strong consumer demand as our new orders increased 24% year-over-year. As the industry continues to benefit from favorable market conditions, we continue to strengthen our position in strategic markets through organic and acquisitive growth.”

Mr. Miller concluded, “Assuming general economic stability and minimal impact from the recent hurricane activity, our record-level $8.1 billion backlog, strong balance sheet and strategic positioning give us confidence in our future outlook. We are increasing our fiscal 2005 earnings per share goal from $7.80 to $8.10 per share and establishing a fiscal 2006 earnings per share goal of $9.25.”

RESULTS OF OPERATIONS

THREE MONTHS ENDED AUGUST 31, 2005 COMPARED TO

THREE MONTHS ENDED AUGUST 31, 2004

Homebuilding

Revenues from home sales increased 30% in the third quarter of 2005 to $3.2 billion from $2.5 billion in 2004. Revenues were higher primarily due to a 14% increase in the number of home deliveries and a 14% increase in the average sales price of homes delivered in the third quarter of 2005. New home deliveries, excluding unconsolidated entities, increased to 10,503 homes in the third quarter of 2005 from 9,213 homes last year. In the third quarter of 2005, new home deliveries were higher in each of the Company’s regions, compared to 2004. The average sales price of homes delivered increased to $306,000 in the third quarter of 2005 from $269,000 in 2004.

Gross margins on home sales were $846.4 million, or 26.3%, in the third quarter of 2005, compared to $566.5 million, or 22.9%, in 2004. Gross margin percentage on home sales increased 340 basis points primarily due to favorable pricing conditions. The most significant impact on the margin improvement came from Arizona, California, Florida, Maryland/Virginia, Nevada and Texas.

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Selling, general and administrative expenses as a percentage of revenues from home sales were 11.0% in the third quarter of 2005, compared to 10.8% in 2004.

Gross profit on land sales totaled $46.4 million in the third quarter of 2005, compared to $53.9 million in 2004. Some of these land sales were from consolidated joint ventures, which resulted in minority interest expense. Minority interest expense from these land sales and other activities of the consolidated joint ventures was $13.2 million and $7.2 million, respectively, in the third quarter of 2005 and 2004 and is included in management fees and other income (expense), net. Management fees and other income (expense), net, totaled ($3.0) million in the third quarter of 2005, compared to $10.3 million in 2004. Equity in earnings from unconsolidated entities was $16.8 million in the third quarter of 2005, compared to $9.7 million last year. Sales of land, equity in earnings from unconsolidated entities and management fees and other income (expense), net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

Financial Services

Operating earnings from continuing operations for the Financial Services Division were $34.9 million in the third quarter of 2005, compared to $22.9 million last year. The increase was primarily due to the Division’s title operations, which generated higher volume and profit per transaction in the third quarter of 2005, compared to 2004.

Corporate General and Administrative Expenses

Corporate general and administrative expenses as a percentage of total revenues from continuing operations were 1.3% in the third quarter of 2005, compared to 1.2% last year.

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NINE MONTHS ENDED AUGUST 31, 2005 COMPARED TO

NINE MONTHS ENDED AUGUST 31, 2004

Homebuilding

Revenues from home sales increased 30% in the nine months ended August 31, 2005 to $8.1 billion from $6.2 billion in 2004. Revenues were higher primarily due to a 15% increase in the number of home deliveries and a 13% increase in the average sales price of homes delivered in 2005. New home deliveries, excluding unconsolidated entities, increased to 27,031 homes in the nine months ended August 31, 2005 from 23,473 homes last year. In the nine months ended August 31, 2005, new home deliveries were higher in each of the Company’s regions, compared to 2004. The average sales price of homes delivered increased to $298,000 in the nine months ended August 31, 2005 from $264,000 in 2004.

Gross margins on home sales were $2.0 billion, or 25.4%, in the nine months ended August 31, 2005, compared to $1.4 billion, or 23.0%, in 2004. Gross margin percentage on home sales increased 240 basis points primarily due to favorable pricing conditions. The most significant impact to the margin improvement came from Arizona, California, Florida, Nevada and Texas.

Selling, general and administrative expenses as a percentage of revenues from home sales were 11.5% in the nine months ended August 31, 2005, compared to 11.6% in 2004.

Gross profit on land sales totaled $142.6 million in the nine months ended August 31, 2005, compared to $146.1 million in 2004. Some of these land sales were from consolidated joint ventures, which resulted in minority interest expense. Minority interest expense from these land sales and other activities of the consolidated joint ventures was $33.9 million and $7.8 million, respectively, in the nine months ended August 31, 2005 and 2004 and is included in management fees and other income, net. Management fees and other income, net, totaled $2.3 million in the nine months ended August 31, 2005, compared to $47.0 million in 2004. Equity in earnings from unconsolidated entities was $54.7 million in the nine months ended August 31, 2005, compared to $28.9 million last year. Sales of land, equity in earnings from unconsolidated entities and management fees and other income, net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

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Financial Services

Operating earnings from continuing operations for the Financial Services Division were $70.2 million in the nine months ended August 31, 2005, compared to $77.6 million last year. The decrease was primarily due to reduced profitability from the Division’s mortgage operations as a result of a more competitive mortgage environment in 2005, as well as a $6.5 million pretax gain generated from monetizing a majority of the Division’s alarm monitoring contracts in 2004. This decrease was partially offset by improved profitability from the Division’s title operations in 2005.

Corporate General and Administrative Expenses

Corporate general and administrative expenses as a percentage of total revenues from continuing operations were 1.4% in both the nine months ended August 31, 2005 and 2004.

Loss on Redemption of 9.95% Senior Notes

In 2005, the Company redeemed all of its outstanding 9.95% senior notes, which resulted in a pretax loss on redemption of $34.9 million, or $0.13 per share diluted.

Discontinued Operations

In 2005, the Company generated a $15.8 million pretax gain on the sale of a subsidiary of the Financial Services Division’s title company. As a result of the sale, the subsidiary’s results are presented as discontinued operations for 2005 and 2004. Net earnings from discontinued operations for the nine months ended August 31, 2005 were $10.7 million, or $0.07 per share diluted, compared to $0.6 million in the prior year.

Lennar Corporation, founded in 1954, is headquartered in Miami, Florida and is one of the nation’s leading builders of quality homes for all generations, building affordable, move-up and retirement homes. The Company operates primarily under the Lennar and U.S. Home brand names and utilizes a Dual Marketing strategy consisting of the Everything’s Included® and Design StudioSM programs. Lennar’s Financial Services Division provides mortgage financing, title insurance, closing services and insurance agency services for both buyers of the Company’s homes and others. Its Strategic Technologies Division provides high-speed Internet and cable television services to residents of the Company’s communities and others. Previous press releases may be obtained at www.lennar.com.

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Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors Relating to Our Business” included in our Annual Report on Form 10-K for our fiscal year ended November 30, 2004, and in our other filings with the Securities and Exchange Commission. We do not undertake any obligation to update forward-looking statements.

A conference call to discuss the Company’s third quarter earnings will be held at 11:00 AM Eastern time on Tuesday, September 27, 2005. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 320-365-3844 and entering 795678 as the confirmation number.

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LENNAR CORPORATION AND SUBSIDIARIES

Selected Revenues and Earnings Information

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2005	2004	2005	2004
Revenues:
Homebuilding	$3,346,008	2,621,438	8,437,261	6,589,543
Financial services	152,324	125,891	399,776	361,998

Total revenues	$3,498,332	2,747,329	8,837,037	6,951,541

Homebuilding operating earnings	$552,577	372,680	1,314,557	924,570
Financial services operating earnings	34,939	22,930	70,188	77,611
Corporate general and administrative expenses	45,744	34,184	123,731	94,113
Loss on redemption of 9.95% senior notes	—	—	34,908	—

Earnings from continuing operations before provision for income taxes	541,772	361,426	1,226,106	908,068

Provision for income taxes	204,519	136,438	462,855	342,795

Earnings from continuing operations	337,253	224,988	763,251	565,273

Discontinued operations:
Earnings from discontinued operations before provision for income taxes (1)	—	376	17,261	984
Provision for income taxes	—	142	6,516	372

Earnings from discontinued operations	—	234	10,745	612

Net earnings	$337,253	225,222	773,996	565,885

Average shares outstanding:
Basic	155,048	155,449	154,828	155,316
Diluted	164,917	167,022	165,828	167,410

Earnings per share:
Basic:
Earnings from continuing operations	$2.18	1.45	4.93	3.64
Earnings from discontinued operations	0.00	0.00	0.07	0.00

Net earnings	$2.18	1.45	5.00	3.64

Diluted:
Earnings from continuing operations	$2.06	1.36	4.64	3.42
Earnings from discontinued operations	0.00	0.00	0.07	0.00

Net earnings	$2.06	1.36	4.71	3.42

Supplemental information:
Interest incurred (2)	$45,388	35,471	122,871	99,540
EBIT (3):
Earnings from continuing operations before provision for income taxes	$541,772	361,426	1,226,106	908,068
Earnings from discontinued operations before provision for income taxes (1)	—	376	17,261	984
Interest	44,190	33,729	121,794	89,171

EBIT	$585,962	395,531	1,365,161	998,223

(1)	Earnings from discontinued operations before provision for income taxes includes a gain of $15.8 million for the nine months ended August 31, 2005 related to the sale of a subsidiary of the Company’s Financial Services Division’s title company.
(2)	Homebuilding interest incurred is capitalized to inventories and relieved as cost of sales when homes are delivered or land is sold.
(3)	EBIT is a non-GAAP financial measure derived by adding back previously capitalized interest amortized to cost of sales that was reflected in earnings before provision for income taxes. The Company’s management uses EBIT because it believes this financial measure helps to compare the Company’s operations with those of its competitors, by eliminating factors that differ from company to company for reasons that often are not related to the efficiency and effectiveness of a particular company’s operations. The Company believes EBIT provides useful information to investors and analysts, because it will help them compare the efficiency and effectiveness of the Company’s operations with those of its competitors.

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LENNAR CORPORATION AND SUBSIDIARIES

Homebuilding Segment Information

(In thousands)

(Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2005	2004	2005	2004
Revenues:
Sales of homes	$3,216,186	2,475,355	8,053,105	6,202,159
Sales of land	129,822	146,083	384,156	387,384

Total revenues	3,346,008	2,621,438	8,437,261	6,589,543

Costs and expenses:
Cost of homes sold	2,369,738	1,908,815	6,008,132	4,778,115
Cost of land sold	83,413	92,159	241,542	241,293
Selling, general and administrative	354,075	267,727	930,002	721,480

Total costs and expenses	2,807,226	2,268,701	7,179,676	5,740,888

Equity in earnings from unconsolidated entities	16,793	9,685	54,679	28,920
Management fees and other income (expense), net	(2,998)	10,258	2,293	46,995

Operating earnings	$552,577	372,680	1,314,557	924,570

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LENNAR CORPORATION AND SUBSIDIARIES

Summary of Deliveries, New Orders and Backlog By Region

(Dollars in thousands)

(Unaudited)

	Three Months Ended August 31,		At or for the Nine Months Ended August 31,
	2005	2004	2005	2004
Deliveries:
East	3,172	2,751	8,078	7,293
Central	3,541	3,102	8,791	7,587
West	4,224	3,562	11,087	9,116

Total	10,937	9,415	27,956	23,996

Of the total deliveries listed above, 434 and 925, respectively, represent deliveries from unconsolidated entities for the three and nine months ended August 31, 2005, compared to 202 and 523 deliveries in the same periods last year.

New Orders:
East	3,196	2,851	9,663	10,163
Central	3,517	3,054	10,208	8,379
West	4,901	3,433	13,298	10,965

Total	11,614	9,338	33,169	29,507

Of the total new orders listed above, 219 and 971, respectively, represent new orders from unconsolidated entities for the three and nine months ended August 31, 2005, compared to 541 and 1,351 new orders in the same periods last year.

Backlog - Homes:
East			9,220	9,053
Central			3,984	3,289
West			8,614	7,252

Total			21,818	19,594

Of the total homes in backlog listed above, 1,401 represents homes in backlog from unconsolidated entities at August 31, 2005, compared to 1,728 homes in backlog at August 31, 2004.

Backlog - Dollar Value:
East			$3,253,404	2,515,212
Central			963,388	799,099
West			3,926,360	2,828,282

Total			$8,143,152	6,142,593

Of the total dollar value of homes in backlog listed above, $593,238 represents the backlog dollar value from unconsolidated entities at August 31, 2005, compared to $703,856 of backlog dollar value at August 31, 2004.

Lennar’s market regions consist of homebuilding divisions located in the following states:

East:	Florida, Maryland, Virginia, New Jersey, North Carolina and South Carolina

Central:	Texas, Illinois and Minnesota

West:	California, Colorado, Arizona and Nevada

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LENNAR CORPORATION AND SUBSIDIARIES

Supplemental Data

(Dollars in thousands)

(Unaudited)

	August 31,
	2005	2004
Homebuilding debt	$2,780,331	1,998,657
Stockholders’ equity	4,719,312	3,688,431

Total capital	$7,499,643	5,687,088

Homebuilding debt to total capital	37.1%	35.1%